Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces Result of Borrowing Base Redetermination

DENVER - April 11, 2016 - Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it has successfully completed the semi-annual borrowing base redetermination of its revolving credit facility (“Facility”) maturing in April 2020. The bank group has set a borrowing base of $335 million, an 11% reduction from the previous borrowing base of $375 million. There were no changes to the terms or conditions of the Facility. The Facility has $335 million of commitments and there are currently no borrowings outstanding.

Chief Executive Officer and President Scot Woodall commented, “We are pleased with the results of our semi-annual borrowing base redetermination and the continued support of our lender group during this challenging environment. Maintaining a borrowing base near our previous commitment level demonstrates the strong economics of our properties and reserve additions. We remain financially well-positioned with an undrawn credit facility, over $100 million of cash on hand, and nearly two-thirds of our 2016 oil hedged at approximately $80 per barrel.”

The next regularly scheduled borrowing base redetermination will occur on or about October 1, 2016.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release relate to, among other things, future financial performance and business expectations.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.